First BancTrust Corporation
101 South Central Avenue
Paris, IL 61944
(217) 465-6381
Exhibit 99.1
For Further Information:
Terry J. Howard
President and Chief Executive Officer
(217) 465-0260
FOR IMMEDIATE RELEASE
FIRST BANCTRUST CORPORATION REPORTS FIRST QUARTER RESULTS
•	Loan Growth Continues

•	Net Interest Income Increases

•	Noninterest Income Grows
PARIS, Illinois, May 1, 2008—First BancTrust Corporation (NASDAQ: FBTC), today reported first-quarter net income of $336,000, or 16 cents per diluted share, compared with $167,000, or 7 cents per diluted share, a year earlier.
Terry J. Howard, president and chief executive officer reported, “Growth overall has been a key component in the improvement in net income. We continued to increase and diversify our loan portfolio, but at slightly lower rates of interest as we sought out quality credits. The cost of interest-bearing liabilities also declined slightly as the interest rate yield curve normalized throughout the quarter. We increased our provision for loan losses during the quarter to accommodate growth in the loan portfolio and in consideration of the challenging economic environment for some borrowers. Noninterest income increased over the same period last year primarily as a result of increased service fees and gains on sales of loans into the secondary market. Noninterest expenses were slightly higher than the same quarter last year, largely as the result of higher expenses for foreclosed assets and the recognition of a small impairment in the value of loan servicing rights. ”
Recent Developments
“We closed one of our branches in Rantoul, Illinois early in the quarter. This action will improve operating efficiency in that market. Improving operating efficiency is an important factor in improving our financial performance overall. We also acquired a building in downtown Champaign, Illinois that will become our third location in Champaign County late in 2009. The building is currently leased to the former owner for his business, which reduces our occupancy expenses while giving us time to fully develop our plans for that location. We anticipate that it will be a multi-use building with our business banking branch utilizing a fraction of the total space available. We already have been contacted by businesses interested in leasing the remaining space next year”, said Howard.

Net Interest and Noninterest Income
Net interest income for the first quarter was $2.2 million compared with $1.9 million a year earlier. The Company’s net interest margin increased to 2.92 percent from 2.89 percent. This increase was the result of an increase in the average rates earned on interest-earning assets of 8 basis points combined with a decrease in the average rate paid on interest bearing liabilities of 3 basis points.
Noninterest income increased to $1.0 million from $850,000, primarily the result of increases in customer service fees, gains on sales of loans, and net realized gains on sales of securities.
Noninterest expense increased slightly to $2.49 million from $2.46 million, with slight increases in compensation expense, data processing expense, and equipment expense augmented by increases in both foreclosed asset expenses and the recognition of a slight impairment of the value of loan servicing rights. These increases were partially offset by reductions in professional fees, marketing, and other operating expenses.
Assets and Deposits Both Increase
Total assets at March 31, 2008, increased to $339.9 million from $326.9 million at December 31, 2007. The increase in assets was primarily due to increases in cash and cash equivalents and loans resulting from increases in non-interest bearing demand as well as Time Deposits, Savings, NOW, and Money Market deposit accounts. The increase in deposits also enabled the reduction in FHLB Advances and short-term borrowings by $9.1 million. During this quarter, deposits increased to $252.9 million from $232.1 million.
“We are pleased to report that we have been successful in growing our loan portfolios while increasing the diversity of those portfolios. Our commitment to enhancing our entire loan portfolio with a vigorous presence in each of our market areas continues to serve us well. Our efforts to increase our core deposit base as our foundation for long-term profitable growth have been augmented by our efforts to secure longer term funds from economically efficient sources reducing the cost of funds overall,” Howard said.
About First BancTrust
First BancTrust Corporation is a holding company that owns all of the capital stock of First Bank & Trust, S. B., an Illinois-chartered savings bank that conducts business from its main office located in Paris, Illinois, and branch banks in Marshall, Savoy, Rantoul, and Martinsville, Illinois. On March 31, 2008, the Company had $339.9 million of total assets, $312.8 million of total liabilities and $27.1 million of stockholders’ equity.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 as amended, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Company and its wholly-owned subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory provisions; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality of composition of the loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company’s market area; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.
... tables follow ...

First BancTrust Corporation
Selected Financial Information
(in thousands of dollars except share data)

	3/31/08	12/31/2007
	(unaudited)
Balance Sheet Data

Cash and cash equivalents	18,707	10,339
Investment securities	50,631	53,960
FHLB stock	3,749	3,749
Loans held for sale	212	394
Loans, net of allowance for loans losses of $2,301 and $2,091	242,701	234,855
Deposits	252,873	232,139
FHLB Advances and short-term borrowings	50,415	59,515
Junior subordinated debentures	6,186	6,186
Stockholders’ equity	27,141	26,501

Book value per common share	$12.42	$12.07

	Three Months Ended
Summary of Operations	3/31/2008	3/31/2007
	(unaudited)	(unaudited)

Interest Income	$4,904	$4,323
Interest Expense	2,727	2,399

Net Interest Income	$2,177	$1,924

Provision for Loan Losses	209	132
Noninterest Income	1,004	850
Noninterest Expense	2,490	2,464

Income Before Income Tax	482	178
Income Tax Expense	146	11

Net Income	$336	$167

Share Data
Weighted Avg. Shares Out. — Basic	2,099,485	2,196,706
Weighted Avg. Shares Out. — Diluted	2,155,476	2,286,878

Basic Earnings per Share	$0.16	$0.08
Diluted Earnings per Share	$0.16	$0.07

Ratios Based on Net Income
Return on Average
Stockholders’ Equity	5.01%	2.51%
Return on Average Assets	0.40%	0.22%

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